Ex 99.1

Silverleaf Resorts, Inc. to Build Four Member Services Sales Centers and Expand Another

DALLAS--(BUSINESS WIRE)—August 20, 2007 --- Silverleaf Resorts, Inc. (Nasdaq:SVLF) today announced it will soon begin construction of member services sales centers at two of its Getaway Resort locations as well as two of its Destination Resort locations and expand an existing center at another one of its Destination locations.  Construction is scheduled to commence this fall with planned completion by the spring of 2008.

New, larger sales offices will replace current centers at the Getaway locations of The Villages Resort, serving the Dallas/Ft. Worth market, and Piney Shores Resort, serving the Houston market.  Additionally, the Destination locations of Holiday Hills Resort in Branson, MO, and Seaside Resort, in Galveston, TX will receive new sales centers.  Expansion of the existing center will be at Hill Country Resort located near San Antonio, TX.  The new centers as well as the expansion are designed to meet growing membership demand for upgrade products at these resorts.  Each building will have a larger number of sales offices, with an expansive lounge area featuring two large HDTV’s and a well appointed registration area.  The typical member services sales center is approximately 12,000 to 14,000 sq. ft.

Sharon K. Brayfield, President, commented: “The need for these larger sales centers demonstrates the continued execution of our business strategy to grow sales to existing members.  This is the most profitable marketing channel we employ and our ability to expand this program should translate into better efficiencies going forward.  The popularity of our product among our existing owners continues to show their loyalty and high level of satisfaction”.

About Silverleaf Resorts

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2006 Annual Report on Form 10-K (pages 21 through 30 thereof) filed on March 16, 2007.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contacts:
Silverleaf Resorts, Inc., Dallas
Thomas J. Morris, 214-631-1166  x2218
or
Investor Relations @ ICR, Inc.
William R. Schmitt, 203-682-8200
or
Media @ ICR, Inc.
Alecia Pulman, 203-682-8259